Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-4777

www.alston.com

March 31, 2011

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Re:	The Home Depot, Inc. Senior Notes

Ladies and Gentlemen:

We have acted as counsel to The Home Depot, Inc. (the “Company”) in connection with the offer and sale of (1) $1,000,000,000 aggregate principal amount of 4.40% Senior Notes due April 1, 2021 and (2) $1,000,000,000 aggregate principal amount of 5.95% Senior Notes due April 1, 2041 (collectively, the “Notes”) pursuant to a Prospectus Supplement dated March 28, 2011 (the “Prospectus Supplement”). The offer and sale of the Notes have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3ASR (No. 333-161470) filed by the Company with the Securities and Exchange Commission on August 21, 2009. We are furnishing the opinion set forth below pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with our opinion set forth below, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to our opinion, we have relied, without independent verification, upon certificates of certain officers of the Company. We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture dated as of May 4, 2005 (the “Indenture”) and the Notes have been duly authorized by all requisite action by each party thereto other than the Company and that the Indenture and the Notes have been duly executed and delivered by such parties and are valid and binding agreements of such parties enforceable against such parties in accordance with their terms.

Our opinion is limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinion set forth below. Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

March 31, 2011

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, upon issuance and sale thereof as described in the Prospectus Supplement and when executed and delivered by the Company and authenticated by the trustee under the Indenture and delivered to and paid for by the purchasers thereof, will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

Our opinion expressed above is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect such opinion. Our opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein and may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K that the Company will file on March 31, 2011 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.

ALSTON & BIRD LLP

By:	/s/ M. Hill Jeffries
M. Hill Jeffries, a Partner